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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the inclusion in this Registration Statement on Form S-1 (333-202478) of OpGen, Inc. of our report, which includes an explanatory paragraph related to OpGen, Inc.'s ability to continue as a going concern, dated March 2, 2015, except for the effects of the matters discussed in the sixth paragraph of Note 15 which is as of March 20, 2015 and the matters discussed in Note 2 and the fourth, fifth, seventh, eighth, and ninth paragraphs of Note 15 which are as of April 3, 2015, on our audits of the financial statements of OpGen, Inc. as of December 31, 2014 and 2013 and for the years then ended. We also consent to the reference to our firm under the caption "Experts."

/s/ CohnReznick LLP

Vienna, Virginia
April 3, 2015

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm